UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2019

GRAN TIERRA ENERGY INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34018	98-0479924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 900, 520-3 Avenue SW Calgary, Alberta, Canada T2P 0R3
(Address of Principal Executive Offices) (Zip Code)

(403) 265-3221
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2019, Gran Tierra Resources Limited (“GTRL”) and Gran Tierra Energy Colombia, LLC, through its Colombian branch (“GTEC”), indirect subsidiaries of Gran Tierra Energy, Inc. (“Gran Tierra”), and Southeast Investment Corporation, an indirect partially-owned subsidiary of Gran Tierra (together with GTRL and GTEC, the “Purchasers”), entered into sale agreements (collectively, the “Agreements”) with Vetra Energía, S.L. (“Vetra”) and Vetra Exploración y Producción Colombia S.A.S. (“Vetra E&P” and, together with Vetra, the “Vendors”), pursuant to which the Purchasers agreed to purchase from the Vendors all of the issued and outstanding shares of Vetra’s wholly owned subsidiary, Vetra Southeast S.L.U. (“Vetra Southeast”), Vetra E&P’s 50% working interest in the Putumayo-8 block (“PUT-8”), Vetra E&P’s 100% working interest in the Llanos-5 Block (“LLA-5”), and Vetra E&P’s entire interest in the Suroriente Block (“Suroriente”), in exchange for aggregate cash consideration of $104.2 million, subject to adjustments as set forth in the Agreements (each a “Transaction,” and collectively, the “Transactions”).

The closing of the Transactions is subject to the satisfaction or waiver of customary conditions, including compliance by each party in all material respects with certain of its covenants. The Transactions related to Vetra Southeast, Suroriente and LLA-5 are expected to close on or before March 11, 2019, following the provision of notice to the Superintendence of Industry and Commerce of the Republic of Colombia, with the Transaction related to Suroriente closing immediately following the Transactions related to Vetra Southeast. The Transaction related to PUT-8 is subject to a right of first refusal.

The Purchasers and Vendors have made customary representations and warranties in the Agreements. The Agreements also contain customary covenants and agreements, including covenants and agreements relating to the conduct of businesses during the interim period between the execution of the Agreements and consummation of the Transactions and the efforts of the parties to cause the Transactions to be completed. Subject to certain limitations on liability contained in the Agreements, the Purchasers agreed to indemnify the Vendors for breaches of representations and warranties, covenants and certain liabilities. The Agreements contains certain termination rights for both the Purchasers and the Vendors including, but not limited to, the right to terminate the Agreements (i) in the event that certain Transactions have not been consummated on or before April 20, 2019 or (ii) under certain conditions, including if there has been a failure to perform certain covenants by the other party.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4 and incorporated herein by reference. It is not intended to provide any other factual information about the Purchasers, the Vendors or their respective subsidiaries and affiliates. The Agreements contain representations and warranties by each of the applicable parties to the Agreements, which were made only for purposes of the Agreements and as of specified dates. The representations, warranties and covenants in the Agreements were made solely for the benefit of the parties to the Agreements; may be subject to limitations agreed upon by the contracting parties; may be made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Purchasers, the Vendors or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreements, which subsequent information may or may not be fully reflected in Gran Tierra’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Sale and Purchase Agreement for all of the issued share capital of Vetra Southeast S.L.U., dated February 20, 2019.
10.2	Sale and Purchase Agreement for PUT-8, dated February 20, 2019.
10.3	Sale and Purchase Agreement for LLA-5, dated February 20, 2019.
10.4	Sale and Purchase Agreement for Suroriente, dated February 20, 2019.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2019	GRAN TIERRA ENERGY INC.

	By:	/s/ Ryan Ellson
		Name:	Ryan Ellson
		Title:	Chief Financial Officer

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